VIRTUS ETF TRUST II 485BPOS

Exhibit 99(d)(14)

VATS OFFSHORE FUND, LTD.

SUB-ADVISORY AGREEMENT

April 10, 2024

AlphaSimplex Group, LLC

200 State Street

Boston, Massachusetts 02109

RE:	Sub-Advisory Agreement

Ladies and Gentlemen:

VATS Offshore Fund, Ltd. (the “Company”) is a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus AlphaSimplex Managed Futures ETF (the “Fund”), a series of Virtus ETF Trust II (the “Trust”), an open-end investment company of the series type registered under the Investment Company Act of 1940 (the “Act”).

Virtus ETF Advisers LLC (the “Adviser”) evaluates, recommends, selects and retains sub-advisers for the Company, the Fund and the other series of the Trust and is responsible for the day-to-day management of the Company and the Fund.

1.	Engagement as a Sub-Adviser. The Adviser, being duly authorized, hereby engages AlphaSimplex Group, LLC (the “Sub-Adviser”) as the discretionary sub-adviser to invest and reinvest the assets of the Company on the terms and conditions set forth herein. The Sub-Adviser also serves as sub-adviser to the Fund pursuant to a separate investment advisory agreement (the “Fund Sub-Advisory Agreement”).

2.	Acceptance of Engagement; Standard of Performance. The Sub-Adviser accepts its engagement as the discretionary sub-adviser for the Company and agrees to use its best professional judgment to make investment decisions for the Company in accordance with the provisions of this Agreement and as set forth in Schedule A attached hereto and made a part hereof.

3.	Services of Sub-Adviser. In providing management services to the Company, the Sub-Adviser will be subject to: (i) the investment objectives, policies and restrictions of the Company; (ii) the investment restrictions set forth under applicable law; (iii) the supervision and control of the Company’s sole director (the “Director”); and (iv) instructions from the Adviser. The Sub-Adviser will not, without the Company’s prior written approval, effect any transactions that would cause the Company at the time of the transaction to be out of compliance with any of such restrictions or policies. The Sub-Adviser also will assist the Adviser and the Company with certain operational services for the Company, as may be reasonably requested by the Adviser from time to time.

4.	Transaction Procedures. All transactions for the Company will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Company (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities or other assets due to or from the Company. The Sub-Adviser will not have possession or custody of such cash and/or securities or other assets or any responsibility or liability with respect to such custody. The Sub-Adviser will advise the Custodian and confirm in writing to the Company all investment orders for the Company placed by it with brokers and dealers at the time and in the manner set forth in the Custody Agreement by and between the Company and the Custodian (as amended from time to time). The Company will issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Company will be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon giving proper instructions to the Custodian, the Sub-Adviser will have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage. The Sub-Adviser will have authority and discretion to select brokers and dealers to execute Company transactions initiated by the Sub-Adviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of securities for the Company, the Sub-Adviser’s primary responsibility will be to seek the best execution of orders at the most favorable prices. However, this responsibility will not obligate the Sub-Adviser to solicit competitive bids for each transaction or to seek the lowest available spreads or commission costs to the Company, so long as the Sub-Adviser reasonably believes that the broker or dealer selected by it can be expected to obtain a best execution market price on the particular transaction and determines in good faith that the spread or commission cost is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer to the Sub-Adviser, viewed in terms of either that particular transaction or of the Sub-Adviser’s overall responsibilities with respect to its clients, including the Company, as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Company may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Company a lower spread or commission on the particular transaction.

B.	The Sub-Adviser may manage other portfolios and expects that the Company and other portfolios the Sub-Adviser manages will, from time to time, purchase or sell the same securities or other assets. The Sub-Adviser may aggregate orders for the purchase or sale of securities or other assets on behalf of the Company with orders on behalf of other portfolios the Sub-Adviser manages. Securities or other assets purchased or proceeds of securities or other assets sold through aggregated orders, as well as expenses incurred in the transaction, will be allocated to the account of each portfolio managed by the Sub-Adviser that bought or sold such securities or other assets in a manner considered by the Sub-Adviser to be equitable and consistent with the Sub-Adviser’s fiduciary obligations in respect of the Company and to such other accounts.

C.	The Sub-Adviser will not execute any transactions for the Company with a broker or dealer that is (i) an affiliated person of the Company, the Sub-Adviser, any sub-adviser to any series of the Trust, or the Adviser; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Company. The Company will provide the Sub-Adviser with a list of brokers and dealers that are affiliated persons of the Company or the Adviser, and applicable policies and procedures.

D.	Consistent with its fiduciary obligations to the Company and the requirements of best price and execution, the Sub-Adviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Company and another account managed by the Sub-Adviser (“cross transactions”), provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Company.

6.	Proxies.

A.	Unless the Adviser or the Company gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser, or a third party designee acting under the authority and supervision of the Sub-Adviser, will review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Company. Unless the Adviser or the Company gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser will, in compliance with the proxy voting procedures of the Company then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Company may be invested. The Adviser will cause the Custodian to forward promptly to the Sub-Adviser all proxies upon receipt, so as to afford the Sub-Adviser a reasonable amount of time in which to determine how to vote such proxies.

B.	The Sub-Adviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in the Company in such manner as the Sub-Adviser deems advisable, unless the Company or the Adviser otherwise specifically directs in writing. With the Adviser’s approval, the Sub-Adviser will also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Company, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Sub-Adviser deems appropriate to preserve or enhance the value of the Company, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Sub-Adviser deems to be in the best interest of the Company or required by applicable law, and (iv) engage suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Company.

7.	Prohibited Conduct. In providing the services described in this Agreement, the Sub-Adviser’s responsibility regarding investment advice hereunder is limited to the Company, and the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to the Company, the Trust or any other investment company (or series thereof) sponsored by the Adviser or its affiliates regarding transactions for the Company in securities or other assets. The Company will provide the Sub-Adviser with a list of investment companies sponsored by the Adviser, and the Sub-Adviser will be in breach of the foregoing provision only if the investment company (or series thereof) is included in such a list provided to the Sub-Adviser prior to such prohibited action or the Sub-Adviser knew or reasonably should have known that the investment company (or series thereof) was sponsored by the Adviser (including, without limitation, where the Adviser’s name is included in the name of the investment company or series thereof). In addition, the Sub-Adviser will not (i) without the prior written consent of the Company and the Adviser, delegate any obligation assumed pursuant to this Agreement to any unaffiliated third party, and (ii) will not delegate under any circumstances its obligation hereunder to provide investment advisory services to the Company.

8.	Information and Reports.

A.	The Sub-Adviser will keep the Company and the Adviser informed of developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Company. In this regard, the Sub-Adviser will provide the Company, the Adviser and their respective officers with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Company and the Adviser may from time to time reasonably request. In addition, the Sub-Adviser will provide the Adviser and the Director with reports regarding the Sub-Adviser’s management of the Company during the most recently completed quarter, which reports: (i) will include Sub-Adviser’s representation that its performance of its investment management duties hereunder is in compliance with the Company’s investment objectives and practices and applicable rules and regulations, and (ii) otherwise will be in such form as may be mutually agreed upon by the Sub-Adviser and the Adviser.

B.	Each of the Adviser and the Sub-Adviser will provide the other party with a list, to the best of the Adviser’s or the Sub-Adviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Sub-Adviser, as the case may be, and each of the Adviser and Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

9.	Fees for Services. The Sub-Adviser shall receive no fee or other compensation for its services under this Agreement.

10.	Limitation of Liability. Except as otherwise stated in this Agreement, the Sub-Adviser will not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Company; provided, however, that such acts or omissions will not have constituted a material breach of the investment objectives, policies and restrictions of the Company, or a material breach of any laws, rules, regulations or orders applicable to the Company, and that such acts or omissions will not have resulted from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder.

11.	Confidentiality. Subject to the duty of the Sub-Adviser and the Company to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto will treat as confidential all information pertaining to the Company and the actions of the Sub-Adviser and the Company in respect thereof. Notwithstanding the foregoing, the Company and the Adviser agree that the Sub-Adviser may (i) disclose in marketing materials and similar communications that the Sub-Adviser has been engaged to manage assets of the Company pursuant to this Agreement, and (ii) include performance statistics regarding the Company in composite performance statistics regarding one or more groups of Sub-Adviser’s clients published or included in any of the foregoing communications, provided that the Sub-Adviser does not identify any performance statistics as relating specifically to the Company.

12.	Assignment. This Agreement shall not be assigned without the written consent of the Company.

13.	Representations, Warranties and Agreements

A.	The Sub-Adviser represents, warrants and agrees that:

1.	It is registered with the SEC as an “investment adviser” under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

2.	It is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission, and it will maintain such registration continuously during the term of this Agreement and is a member in good standing with the National Futures Association.

3.	It will maintain, keep current and preserve such records on behalf of the Company, in the manner required or permitted by applicable law as are required of an investment adviser, which shall include, without limitation, those records set forth on Schedule B. The Sub-Adviser agrees that such records are the property of the Company, and will be surrendered to the Company or to the Adviser as agent of the Company promptly upon request of either. The Company acknowledges that Sub-Adviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation;

4.	It has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, written policies and procedures reasonably designed to prevent violation, by it and its supervised persons, of the Advisers Act and the rules that the SEC has adopted under the Advisers Act. Throughout the term of this Agreement, the Sub- Adviser will provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of Sub- Adviser’s compliance policies by the Adviser) that the Adviser may reasonably request. The Sub-Adviser has provided the Company with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Company and/or the Adviser. The Sub-Adviser agrees to cooperate with periodic reviews by the Company’s and/or the Adviser’s compliance personnel of the Sub-Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Company and/or the Adviser from time to time such additional information and certifications in respect of the Sub-Adviser’s policies and procedures, compliance by the Sub-Adviser with federal securities laws and related matters as the Company’s and/or the Adviser’s compliance personnel may reasonably request. The Sub-Adviser agrees to promptly notify the Adviser of any compliance violations which affect the Company; and

5.	The Sub-Adviser will immediately notify the Company and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser. The Sub-Adviser will also immediately notify the Company and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Company.

B.	The Company represents, warrants and agrees that:

1.	The Trust is a Cayman Islands exempted company established pursuant to the laws of the Cayman Islands;

2.	The execution, delivery and performance of this Agreement are within the Company’s powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Company;

3.	No consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

4.	This Agreement constitutes a legal, valid and binding obligation enforceable against the Company in accordance with its terms.

C.	The Adviser represents, warrants and agrees that:

1.	The Adviser is a limited liability company duly established and validly existing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

2.	The Adviser is duly registered with the SEC as an “investment adviser” under the Advisers Act;

3.	The Adviser has been duly appointed by the Director and the Company’s shareholder to provide investment services to the Company as contemplated by the advisory contract;

4.	The execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser;

5.	No consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

6.	This Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.

14.	No Personal Liability. Neither the Sub-Adviser nor any of its officers, the Director, partners, shareholders or employees will, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Director, officer, agent or employee of the Company or of any successor of the Company, whether such liability now exists or is hereafter incurred for claims against the Company’s assets.

15.	Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Company.

16.	Effective Date; Term. This Agreement will become effective on the date set forth on the first page of this Agreement (the “Effective Date”), and will continue in effect from year to year thereafter until terminated in accordance with this Agreement.

17.	Termination. This Agreement may be terminated at any time without payment of any penalty by the Company by vote of its Director, upon 30 days’ prior written notice to the Adviser and the Sub-Adviser, (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Company, or (iii) by the Adviser upon 30 days’ written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Company immediately upon the material breach by the Sub-Adviser of this Agreement or by the Sub-Adviser immediately upon the material breach by the Adviser of this Agreement. This Agreement will terminate automatically and immediately upon termination of the Advisory Agreement or Fund Sub-Advisory Agreement. Provisions of this Agreement relating to indemnification will survive any termination of this Agreement.

18.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement will be administered, construed and enforced according to the laws of the State of Delaware.

19.	Severability. If any term or condition of this Agreement will be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement will not be affected thereby, and each and every term and condition of this Agreement will be valid and enforced to the fullest extent permitted by law.

20.	Notices. Any notice or other communication required to be given pursuant to this Agreement will be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as will be designated by any party in a written notice to the other party.

(a)	To the Company at:

VATS Offshore Fund, Ltd.

One Financial Plaza

Hartford, CT 06103

Attention: Legal Counsel

(b)	To the Adviser at:

Virtus ETF Advisers LLC

31 West 52nd Street, 16th Floor

New York, NY 10019

Attention: Brinton W. Frith

(c)	To the Sub-Adviser at:

AlphaSimplex Group, LLC

200 State Street

Boston, MA 02109

Attn: Chief Compliance Officer

21.	Certifications. The Sub-Adviser hereby warrants and represents that it will provide the requisite certifications reasonably requested by the Director to the extent that such certifications relate to the Sub-Adviser’s duties and responsibilities under this Agreement.

22.	Indemnification. The Sub-Adviser will indemnify and hold harmless the Adviser and the Company from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph will be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser or the Company (as applicable), is caused by or is otherwise directly related to (i) any breach by the Adviser or Company (as applicable) of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser or Company (as applicable) in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact known to the Adviser or Company (as applicable) that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Company, or the omission of such information, by the Adviser or Company (as applicable) for use therein.

A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

No party will be liable to another party for consequential damages under any provision of this Agreement.

23.	Relationship of Parties. The Adviser, the Company and Sub-Adviser are not partners or joint venturers with each other and nothing in this Agreement will be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Sub-Adviser will perform its duties under this Agreement as an independent contractor and not as an agent of the Company, the Director or the Adviser.

24.	Receipt of Disclosure Document. The Company and the Adviser acknowledge receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part 2A of the Sub-Adviser’s Form ADV containing certain information concerning the Sub-Adviser and the nature of its business.

25.	Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts will be construed together and will constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission will be binding and effective to the same extent as original signatures.

(Signature page follows.)

VATS OFFSHORE FUND, LTD.

By:	/s/ William J. Smalley
	Name:	William J. Smalley
	Title:	President

VIRTUS ETF ADVISERS LLC

By:	/s/ Brinton W. Frith
	Name:	Brinton W. Frith
	Title:	President

ACCEPTED:

ALPHASIMPLEX GROUP, LLC

By:	/s/ Arnout M. Eikeboom
	Name:	Arnout M. Eikeboom
	Title:	Chief Compliance Officer

SCHEDULES:	A.	Sub-Adviser Functions
B.	Records to be Maintained by the Sub-Adviser

SCHEDULE A

SUB-ADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the Company’s assets, the Sub-Adviser will provide, at its own expense:

(a)	An investment program for the Company consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Director and the Adviser in paragraph 3 of this Sub-Advisory Agreement and implementation of that program;

(b)	Periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with applicable procedures of the Company; ii) diversification of Company assets in accordance with governing laws, regulations, rules and orders; iii) compliance with governing restrictions relating to the fair valuation of securities or other assets; iv) any and all other reports reasonably requested in accordance with or described in this Agreement; and v) the implementation of the Company’s investment program, including, without limitation, analysis of performance;

(c)	Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser and the Company;

(d)	Attendance by appropriate representatives of the Sub-Adviser at meetings requested by the Adviser or the Company at such time(s) and location(s) as reasonably requested by the Adviser or the Company;

(e)	Notice to the Company and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser; and

(f)	Provide reasonable assistance in the valuation of securities or other assets.

SCHEDULE B

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

1.	A record of each brokerage order, and all other Company purchases and sales, given by the Sub-Adviser on behalf of the Company for, or in connection with, the purchase or sale of securities or other assets, whether executed or unexecuted. Such records will include:

A.	The name of the broker;
B.	The terms and conditions of the order and of any modifications or cancellations thereof;
C.	The time of entry or cancellation;
D.	The price at which executed;
E.	The time of receipt of a report of execution; and
F.	The name of the person who placed the order on behalf of the Company.

2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Company securities or other assets to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Will include the consideration given to:
(i)	The sale of shares of the Company by brokers or dealers.
(ii)	The supplying of services or benefits by brokers or dealers to:
(a)	The Company,
(b)	The Adviser,
(c)	The Sub-Adviser, and
(d)	Any person other than the foregoing.
(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.
B.	Will show the nature of the services or benefits made available.
C.	Will describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
D.	Will show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of Company securities or other assets. Where a committee or group makes an authorization, a record will be kept of the names of its members who participate in the authorization. There will be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of Company securities or other assets and such other information as is appropriate to support the authorization.*

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions for the Company.

5.	Records as necessary under Company policies and procedures, including without limitation those related to valuation determinations.

* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or sub-adviser review.